UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2007

P & F INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-5332	22-1657413
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

445 Broadhollow Road, Suite 100, Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (631) 694-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

G	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

G	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

G	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

G	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2007, P & F Industries, Inc. (the “Company”) and Richard A. Horowitz, the Chairman of the Company’s Board of Directors (the “Board”), and its President and Chief Executive Officer, entered into an Executive Employment Agreement (the “Employment Agreement”), effective as of January 1, 2007. The Employment Agreement supersedes the Second Amended and Restated Employment Agreement dated as of May 30, 2001, as amended, between the Company and Mr. Horowitz.

The Employment Agreement provides for Mr. Horowitz to serve as the Company’s President and Chief Executive Officer and, if elected by the Board, Chairman of the Board, for a term expiring on December 31, 2011, unless sooner terminated pursuant to the provisions of the Employment Agreement. Pursuant to the Employment Agreement, Mr. Horowitz will receive a minimum annual base salary of $975,000. Mr. Horowitz’s base salary will be reviewed annually by the Board and may be increased, but not decreased, from time to time. Mr. Horowitz will be eligible for an annual discretionary incentive payment under the Company’s Executive 162(m) Bonus Plan with a target of 90% of his then-current base salary. Mr. Horowitz will also receive (i) senior executive level employee benefits, (ii) an annual payment of $45,064.37 to cover premiums on a life insurance policy, and (iii) a Company provided automobile.

In the event Mr. Horowitz’s employment is terminated by the Company without Cause (as defined in the Agreement), or Mr. Horowitz resigns for Good Reason (as defined in the Agreement), then subject to his execution of a general release, (i) he will continue to receive his base salary for 18 months, (ii) he will receive a pro rata bonus for the year of termination (the “Pro Rata Bonus”), and (iii) the Company will pay his monthly COBRA premiums until the earlier of (a) 18 months from the date of termination, (b) his becoming eligible for medical benefits from a subsequent employer, or (c) his becoming ineligible for COBRA (the “COBRA Payments”).

In the event Mr. Horowitz’s employment is terminated by the Company without Cause or he resigns for Good Reason within two years following a Change in Control (as defined in the Agreement) or, under certain circumstances, within six months prior to a Change in Control, then subject to his execution of a general release, he will receive the Pro Rata Bonus, the COBRA Payments, and a lump sum amount equal to the greater of (i) 18 months base salary or (ii) the lesser of (a) two times the sum of his base salary plus the amount of any bonus he received for the year prior to the Change in Control, or (b) 3% of the value on the date of the Change in Control of the Company’s outstanding shares on a fully diluted basis immediately prior to the Change in Control. Notwithstanding the foregoing, amounts paid to Mr. Horowitz upon a Change in Control will be reduced to 2.99 times his “base amount” (as determined in accordance with Sections 280G of the Internal Revenue Code of 1986, as amended).

Pursuant to the Employment Agreement, during term of his employment and for a period of eighteen months after termination of his employment, Mr. Horowitz is prohibited from (i) competing with the Company, (ii) soliciting or hiring the Company’s employees, representatives or agents, or (iii) soliciting any of the Company’s customers. The Employment Agreement also prohibits Mr. Horowitz from using or disclosing any of the Company’s non-public, proprietary or confidential information.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K which is incorporated by reference herein.

In addition, on February 12, 2007, effective as of January 1, 2007, the Company authorized an increase the base salary of Joseph A. Molino, Jr., the Company’s Vice President, Chief Operating Officer and Chief Financial Officer, such that Mr. Molino’s base salary shall be paid at the rate of $325,000 per year.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Executive Employment Agreement, effective as of January 1, 2007, by and between P&F Industries, Inc. and Richard A. Horowitz.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P&F INDUSTRIES, INC.

Dated: February 13, 2007	By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr. Vice President, Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit
10.1	Executive Employment Agreement, effective as of January 1, 2007, by and between P&F Industries, Inc. and Richard A. Horowitz.